Exhibit 10.5

EMPLOYEE RELEASE OF CLAIMS

I understand and agree completely to the terms set forth in the Quantum Corporation Severance Benefit Plan, made effective January 29, 2018, as update on June 9, 2020 (the “Plan”), a copy of which I acknowledge receiving with this Release along with the appendix applicable to me based on my employee Tier level.

I understand that this Release, together with the Plan, constitutes the complete, final, and exclusive embodiment of the entire agreement between Quantum Corporation (hereinafter “Quantum” or “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

1.Quantum's Consideration For Agreement: As consideration for my release of claims in this Release, Quantum will pay or otherwise make available to me those severance benefits made available to Eligible Team Members under the Plan (as applicable to my employee Tier level) and pursuant to the terms and conditions of which are stated in the Plan. I acknowledge and agree that this consideration (1) is a sufficient enticement for my voluntary release of all claims, and (2) is in addition to anything of value that I am already entitled to in the absence of this Release. I understand that any cash severance benefits to which I become entitled will be paid in a single lump sum (less all applicable payroll deductions).

I understand that I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I sign this Release. Quantum reserves the right to make this payment as early as the first payroll date following the expiration of the seven (7) day revocation period. If this Agreement does not become effective before the payment date that is described in the preceding sentence, I understand that I will not be entitled to the severance pay described in this Agreement.
2.Waiver of All Legal Claims: In consideration for the payments and promises described above, I hereby completely release and forever discharge Quantum and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from all claims, rights, obligations, and causes of action of any and every kind and character, known or unknown, which I may now have, or has ever had, arising from or in any way connected with events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release, including, without limitation, anything related to the employment relationship between the parties, any actions during that relationship, or the termination of that relationship.

This release includes but is not limited to: a) all "wrongful discharge" or "wrongful termination" claims; b) all claims relating to any contracts of employment, express or implied; c) all claims for breach of any covenant of good faith and fair dealing, express or implied; d) all claims for any tort of any nature; e) all claims for attorney's and accountant’s fees and costs; and f) all claims under any federal, state, or municipal statute, ordinance, regulation or constitution, including specifically any claims under the California Fair Employment and Housing Act, the California Labor Code, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended (the
“ADEA”) the Americans With Disabilities Act, the Employee Retirement Income Security Act and any other laws or regulations relating to employment or employment discrimination.

3.Confidentiality Provision: I agree that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed to any other person except his immediate family, his legal counsel, taxing authorities in connection with his filing of federal or state tax returns, or as otherwise required by legal process or

Exhibit 10.5

applicable law. If I make authorized disclosure of this Agreement to such third parties, I shall do whatever possible to prevent further dissemination or disclosure of that information by those persons. The parties agree that damages for breach of this confidentiality provision would be difficult to prove with certainty. Accordingly, I agree that if I breach this confidentiality provision I shall pay to Quantum liquidated damages of five hundred dollars ($500) for each breach, which sum is a reasonable estimate of the damages to Quantum likely to result from such breach. Quantum shall be entitled to immediate injunctive relief to enforce this confidentiality provision and I shall be further liable for Quantum’s reasonable attorney fees incurred in any effort to remedy my breach of this provision.

1.Acknowledgment of Civil Code § 1542: I acknowledge that I have read and understand Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS O R H E R FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

Nothing in this agreement precludes me from filing a claim with an administrative agency so long as I expressly waive my right to receive monetary compensation for such a filing.

2.Unemployment Compensation: The parties agree that termination of my employment by Quantum should be considered an involuntary termination for purposes of determining my eligibility for unemployment compensation benefits, subject to the ultimate determination of eligibility for benefits by the applicable governmental agencies.

3.Non-Admission Clause: Nothing in this Agreement shall be construed as an admission by Quantum of any wrongdoing by the Company or any liability arising from the subjects covered in this Agreement.

4.Entire Agreement: This Agreement constitutes the entire understanding of the parties on the subjects covered. I expressly warrant that: a) I have read and fully understand this Agreement; b) I have had the opportunity to consult with legal counsel of my own choosing and to have the terms of the Agreement fully explained to me; c) I am not executing this Agreement in reliance on any promises, representations or inducements other than those contained in this document; and d) I am executing this Agreement voluntarily, free of any duress or coercion.

5.Effective Date: This Agreement shall become effective on the eighth (8th) day following the date on which I sign it. It is understood that I may revoke my consent to this Agreement in the seven-day period following the date on which I sign the Agreement.

6.Compliance with Older Workers Benefit Protection Act: I acknowledge that Quantum has advised me: a) that I should consult with an attorney prior to signing this Agreement; b) that I have forty-five (45) days in which to consider whether I should sign this Agreement; and c) that if I sign this Agreement, I will be given seven (7) days following the date in which I sign to revoke the Agreement and it would not be effective until after this seven-day period had lapsed.

I also acknowledge that I knowingly and voluntarily waive and release any rights I have under the ADEA, and that the consideration given under the Plan for the waiver and release contained herein is in addition to anything of value to which I was already entitled under law, such as accrued but unused vacation or certain other accrued compensation and/or benefits. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have forty-five (45) days to consider this Release (although I may choose voluntarily to sign this Release earlier); (d) I have seven (7) days following the date I sign this Release to revoke the Release by providing written notice to an officer of the Company; (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after I sign this Release; and (f) I have received the eligibility criteria for receipt of severance pay and benefits under the Plan.

1.Return of Property: To the extent I have not already done so, I shall, upon my last day of regular employment, return to Quantum, all Quantum property, including all keys, credit cards, files, documents, business records, customer records, computer discs, computer, telephone and other Quantum property and assets that may be in my possession or control.

2.Non-Disparagement: I agree not to make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action, which may, directly or indirectly, disparage Quantum, its officers, directors, employees, advisors, businesses, or reputations. Quantum agrees that it will not make statements or representations, or take any action which may, directly or indirectly, disparage me or my business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude me or Quantum from making truthful statements or disclosures that are required by applicable law, regulation, or legal process or are pursuant to an investigation by an administrative agency.

3.Construction of Agreement: This Agreement shall not be construed in favor of or against any of the parties hereto, regardless of which party initially drafted it. This Agreement was reached through arms-length negotiations by the parties and their respective counsel, and it represents a final, mutually agreeable compromise.

4.Counterparts: This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

5.Severability: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Read and Accepted by:

Employee Name: /s/ Don Martella
Don Martella

Date:        11/4/20